Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner Jane B. Kearns Michael A. Kelman	(215) 286-7392 (215) 286-4794 (215) 286-3035	D’Arcy Rudnay John Demming	(215) 286-8582 (215) 286-8011

COMCAST REPORTS 1ST QUARTER 2011 RESULTS

Strong Financial and Operating Momentum at Cable Communications

Solid Cable Networks Performance at NBCUniversal

Consolidated Revenue Increased 31.8%, Operating Cash Flow Increased 14.1% and Operating Income Increased 14.9%

EPS Increased 9.7% to $0.34; Excluding Transaction-Related Costs, Increased 16.1%

Free Cash Flow increased 17.7% to $2.2 Billion

Dividends and Share Repurchases Totaled $787 Million

Philadelphia, PA – May 3, 2011 …Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter ended March 31, 2011, including the results of NBCUniversal after January 28, 2011.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said, “We are off to a terrific start in 2011. Cable had an outstanding quarter with continuing momentum in both our residential and Business Services operations. We had particularly strong growth in high-speed Internet, consistent growth in voice services, and improving video customer results. In addition, our customer retention and service metrics have never been better, and we are leading the industry in delivering new products and innovations to our customers.

The performance of NBCUniversal was led by our cable networks, which posted strong growth across the board. While we’ve only been operating the NBCUniversal businesses for three months, we’re encouraged by a seamless integration, and we are working diligently to invest and build value for our shareholders.

As we begin 2011, we remain focused on execution, which includes driving product leadership and innovation, enhancing our customers’ experience, expanding the entertainment choices we offer consumers and realizing the opportunities of our wonderful company.”

($ in millions)	1st Quarter
Consolidated Results	2010	2011*	Growth

Revenue	$9,202	$12,128	31.8%

Operating Cash Flow (OCF)	$3,565	$4,066	14.1%

Operating Income	$1,935	$2,224	14.9%

Earnings per Share	$0.31	$0.34	9.7%

Free Cash Flow	$1,887	$2,221	17.7%

* Includes 2 months of NBCUniversal results.

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

Consolidated Financial Results

Revenue increased 31.8% in the first quarter of 2011 to $12.1 billion, while Operating Cash Flow increased 14.1% to $4.1 billion and Operating Income increased 14.9% to $2.2 billion, primarily reflecting strong Cable Communications and Cable Networks results and the consolidation of NBCUniversal as of January 28, 2011. Excluding NBCUniversal transaction and related costs in the first quarter of 2011 and $14 million in the first quarter of 2010, Operating Cash Flow grew 16.6% (see Table 4).

Earnings per Share1 (EPS) for the first quarter of 2011 was $0.34, a 9.7% increase from the $0.31 reported in the first quarter of 2010. Excluding NBCUniversal transaction and related costs, first quarter 2011 EPS increased 16.1% to $0.36 compared to $0.31 in the first quarter of 2010 (see Table 4).

Free Cash Flow increased 17.7% to $2.2 billion in the first quarter of 2011 from $1.9 billion in the first quarter of 2010. The increase in Free Cash Flow primarily reflects growth in consolidated operating cash flow, partially offset by higher capital expenditures.

($ in millions)	1st Quarter
Free Cash Flow	2010	2011*	Growth

Operating Cash Flow	$3,565	$4,066	14.1%

Capital Expenditures	(925)	(1,106)	19.6%

Cash Paid for Capitalized Software and Other Intangible Assets	(117)	(123)	5.1%

Cash Interest Expense	(615)	(657)	6.8%

Cash Taxes	(46)	(74)	60.9%

Changes in Operating Assets and Liabilities	(107)	7	NM

Noncash Share-Based Compensation	82	84	2.4%

Proceeds from Investments and Distributions to Noncontrolling Interests	24	22	(8.3%)

Adjustments for Nonoperating Items	26	2	(92.3%)

Free Cash Flow (Including Economic Stimulus Packages)	$1,887	$2,221	17.7%

Economic Stimulus Packages	-	-	-

Total Consolidated Free Cash Flow	$1,887	$2,221	17.7%

* Includes 2 months of NBCUniversal results.

Note: The definition of Free Cash Flow excludes any impact from the 2008-2011 Economic Stimulus packages. These amounts have been excluded from Free Cash Flow to provide an appropriate comparison. NM=comparison not meaningful.

Share Repurchases and Dividends. During the first quarter of 2011, Comcast repurchased 23.3 million of its common shares for $525 million. As of March 31, 2011, Comcast had approximately $1.6 billion of availability remaining under its share repurchase authorization. In addition, during the first quarter of 2011, Comcast paid dividends totaling $262 million. Our dividend payment on April 27, 2011, reflected our previously announced 19% increase to $0.1125 per share compared to $0.0945 per share paid in the first quarter.

Pro Forma Financial Results

Pro forma results are presented as if the NBCUniversal transaction, which closed on January 28, 2011, was effective on January 1, 2010. These results are based on historical results of operations, adjusted for the effects of acquisition accounting and eliminating the costs and expenses directly related to the transaction, and are not necessarily indicative of what the results would have been had we operated NBCUniversal since January 1, 2010. These adjustments are subject to change as our acquisition accounting is finalized. (See Table 5 for reconciliations of pro forma financial data).

Consolidated Pro forma Revenue of $13.3 billion was flat compared to last year’s results, which includes revenue generated by the 2010 Vancouver Olympics. Excluding the impact of the Olympics, pro forma revenue increased 6.1%. Consolidated Pro forma Operating Cash Flow increased 7.8% to $4.2 billion compared to the first quarter of 2010. Excluding the Olympics and NBCUniversal non-recurring transaction-related costs that are included in our pro forma results, Operating Cash Flow increased 4.2% (see Table 6).

Cable Communications

Pro forma Cable Communications (“Cable”) results include our Video, High-Speed Internet, Voice, Advertising and Business Services operations and the businesses of Comcast Interactive Media that were not contributed to NBCUniversal. Pro forma Cable results exclude our Regional Sports Networks, which were contributed to NBCUniversal.

($ in millions) (pro forma)	1st Quarter
	2010	2011	Growth
Cable Communications Revenue
Video	$4,808	$4,891	1.7%
High-Speed Internet	1,936	2,106	8.8%
Voice	808	860	6.5%
Advertising	412	455	10.4%
Business Services	263	394	49.9%
Other	356	378	6.1%

Total Cable Communications Revenue	$8,583	$9,084	5.8%

Total Cable Communications OCF	$3,480	$3,749	7.7%
OCF Margin	40.5%	41.3%

Total Cable Communications Capital Expenditures	$913	$1,053	15.4%
Percent of Total Cable Communications Revenue	10.6%	11.6%

Revenue. For the first quarter of 2011, Cable revenue increased 5.8% to $9.1 billion compared to $8.6 billion in the first quarter of 2010. This increase reflects growth across our residential Video, High-Speed Internet and Voice services, a 49.9% increase in Business Services and a 10.4% increase in advertising revenue. Reflecting a growing number of residential customers taking multiple products, rate adjustments, and a higher contribution from Business Services, monthly average total revenue per video customer increased 9.3% to $132.91.

Operating Cash Flow. For the first quarter of 2011, Cable Operating Cash Flow increased 7.7% to $3.7 billion compared to $3.5 billion in last year’s first quarter. This quarter’s Operating Cash Flow margin was 41.3% compared to 40.5% in the first quarter of 2010. These results primarily reflect continued benefits from operational efficiencies, partially offset by increases in video programming and marketing expenses, as well as continued investment to expand our capabilities in Business Services.

Capital Expenditures. For the first quarter of 2011, Cable capital expenditures increased 15.4% to $1.1 billion, reflecting increases in customer premise equipment (CPE) as we complete our All-Digital initiative, increased investment in network infrastructure to enable faster speeds in our High-Speed Internet business, and increased investment to support growth in Business Services.

Customers. As of March 31, 2011, Cable Video, High-Speed Internet and Voice customers totaled 49.0 million, an increase of 1.3 million or 2.8% over the prior year. In the first quarter, combined Video, High-Speed Internet and Voice customers increased by 639,000 or 8.3% over the prior year, and also reflected a sequential improvement from the fourth quarter of 2010 in net additions for all three products.

(in thousands)	Customers		Net Adds
	1Q10	1Q11	1Q10	1Q11
Video Customers	23,477	22,763	(82)	(39)
High-Speed Internet Customers	16,329	17,406	399	418
Voice Customers	7,895	8,870	273	260

Combined Video, HSI and Voice Customers	47,702	49,039	590	639

NBCUniversal

Pro forma NBCUniversal results include its national cable programming networks, the NBC network and its owned NBC affiliated local television stations, the Telemundo network and its owned Telemundo affiliated local television stations, Universal Pictures filmed entertainment, the Universal Studios Hollywood theme park, and other related assets. Comcast’s national cable programming networks, Regional Sports Networks (RSNs), Daily Candy and Fandango, which were contributed to NBCUniversal, are also included in these results.

NBCUniversal Pro forma Revenue of $4.3 billion decreased 11.5% compared to $4.9 billion in the first quarter of 2010 due to $782 million of revenue generated by the 2010 Vancouver Olympics. Excluding the impact of the Olympics, pro forma revenue increased 5.2%. NBCUniversal Pro forma Operating Cash Flow increased 4.9% to $496 million compared to $473 million in the first quarter of 2010.

($ in millions) (pro forma)	1st Quarter
	2010	2011	Growth
NBCUniversal Revenue
Cable Networks	$1,783	$2,020	13.3%
Broadcast Television	2,078	1,352	(34.9%)
Filmed Entertainment	1,061	975	(8.2%)
Theme Parks	82	95	16.1%
Headquarters, Other and Eliminations	(88)	(94)	(5.4%)

Total NBCUniversal Revenue	$4,916	$4,348	(11.5%)

NBCUniversal OCF
Cable Networks	$762	$817	7.2%
Broadcast Television	(182)	20	NM
Filmed Entertainment	(12)	(146)	NM
Theme Parks	(5)	41	NM
Headquarters, Other and Eliminations	(90)	(236)	NM

Total NBCUniversal OCF	$473	$496	4.9%

NM=comparison not meaningful

Cable Networks

For the first quarter of 2011, revenue from the Cable Networks segment increased 13.3% to $2.0 billion compared to $1.8 billion in the first quarter of 2010. First quarter Operating Cash Flow increased 7.2% to $817 million compared to $762 million in the same period last year. These results reflect strong performance across our networks led by our RSNs, Bravo, USA and E!, partially offset by new investments in programming, advertising and promotion.

Broadcast Television

For the first quarter of 2011, revenue from the Broadcast Television segment decreased 34.9% to $1.4 billion compared to $2.1 billion in the first quarter of 2010 due to $782 million of revenue generated by the 2010 Vancouver Olympics. Excluding the impact of the Olympics, revenue increased 4.3% reflecting higher advertising revenue. First quarter Operating Cash Flow was $20 million compared to a loss of $182 million in the same period last year. Excluding the $223 million loss from the Olympics, Operating Cash Flow declined from $41 million to $20 million, primarily reflecting increased programming investment (see Table 6).

Filmed Entertainment

For the first quarter of 2011, revenue from the Filmed Entertainment segment decreased 8.2% to $975 million compared to $1,061 million in the first quarter of 2010, reflecting an increase in content licensing revenue, offset by lower theatrical and home entertainment revenue. First quarter Operating Cash Flow was a loss of $146 million compared to a loss of $12 million in the same period last year reflecting the decline in revenue and higher marketing costs in advance of April 2011 theatrical releases.

Theme Parks

Theme Parks segment revenue includes the results of Universal Hollywood, management fees from Universal Orlando and international licensing fees. Operating Cash Flow includes the results of Universal Hollywood and the equity income (loss) from Universal Orlando, which we eliminate through NBCUniversal Headquarters, Other and Eliminations.

For the first quarter of 2011, revenue for the Theme Parks increased 16.1% to $95 million compared to $82 million in the first quarter of 2010, reflecting the strong performance at the Hollywood park and higher fees from the Orlando parks. First quarter Operating Cash Flow was $41 million compared to a loss of $5 million in the same period last year. These results reflect increased equity income from Universal Orlando driven by the strength of The Wizarding World of Harry Potter attraction.

Headquarters, Other and Eliminations

NBCUniversal Headquarters, Other and Eliminations include overhead and eliminations between the NBCUniversal businesses. Also included in these expenses are non-recurring transaction-related costs during the first quarter of 2011 that totaled $92 million.

Corporate, Other and Eliminations

Pro forma Corporate, Other and eliminations includes corporate operations, Comcast-Spectacor and eliminations between Comcast's businesses. For the first quarter of 2011, Corporate, Other and eliminations revenue was a loss of $143 million compared to a loss of $191 million reported in the first quarter of 2010. The Operating Cash Flow loss was $78 million compared to a loss of $89 million for the same time period in 2010.

Notes:

1	Earnings per share amounts are presented on a diluted basis.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community tomorrow, May 4, 2011 at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on its Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 54329300. A replay of the call will be available starting at 12:30 p.m. ET on May 4, 2011, on the Investor Relations website or by telephone. To access the telephone replay, which will be available until Wednesday, May 11, 2011 at midnight ET, please dial (800) 642-1687 and enter the conference ID number 54329300. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

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Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is one of the nation's leading providers of entertainment, information and communications products and services. Comcast is principally involved in the operation of cable systems through Comcast Cable Communications and in the development, production and distribution of entertainment, news, sports and other content for global audiences through NBCUniversal. Comcast Cable Communications is one of the nation's largest video, high-speed Internet and phone providers to residential and business customers. Comcast is the majority owner and manager of NBCUniversal, which owns and operates entertainment and news cable networks, the NBC and Telemundo broadcast networks, local television station groups, television production operations, a major motion picture company and theme parks.

TABLE 1 Condensed Consolidated Statement of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per share data)
	2010	2011
Revenue	$9,202	$12,128

Operating costs and expenses	5,637	8,062

Operating cash flow	3,565	4,066

Depreciation expense	1,379	1,486
Amortization expense	251	356

	1,630	1,842

Operating income	1,935	2,224

Other income (expense)
Interest expense	(524)	(605)
Investment income (loss), net	101	89
Equity in net income (losses) of investees, net	(32)	(37)
Other income (expense), net	(10)	(36)

	(465)	(589)

Income before income taxes	1,470	1,635

Income tax expense	(591)	(596)

Net income from consolidated operations	879	1,039

Net (income) loss attributable to noncontrolling interests	(13)	(96)

Net income attributable to Comcast Corporation	$866	$943

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.31	$0.34

Dividends declared per common share attributable to Comcast Corporation shareholders	$0.0945	$0.1125

Diluted weighted-average number of common shares	2,837	2,805

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31, 2010	March 31, 2011
ASSETS

Current Assets
Cash and cash equivalents	$5,984	$1,822
Investments	81	74
Receivables, net	1,855	3,708
Programming rights	122	776
Other current assets	844	1,167

Total current assets	8,886	7,547

Film and television costs	460	4,945

Investments	6,670	10,711

Property and equipment, net	23,515	24,911

Franchise rights	59,442	59,442

Goodwill	14,958	27,001

Other intangible assets, net	3,431	17,725

Other noncurrent assets, net	1,172	1,977

	$118,534	$154,259

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$3,291	$4,858
Accrued participations and residuals	-	1,152
Accrued expenses and other current liabilities	3,143	5,441
Current portion of long-term debt	1,800	2,296

Total current liabilities	8,234	13,747

Long-term debt, less current portion	29,615	38,130

Deferred income taxes	28,246	28,919

Other noncurrent liabilities	7,862	11,617

Redeemable noncontrolling interests	143	15,239

Equity
Comcast Corporation shareholders’ equity	44,354	46,328
Noncontrolling interests	80	279

Total Equity	44,434	46,607

	$118,534	$154,259

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Three Months Ended March 31,
	2010	2011

OPERATING ACTIVITIES
Net income from consolidated operations	$879	$1,039
Adjustments to reconcile net income from consolidated operations to net cash provided by operating activities:
Depreciation and amortization	1,630	1,842
Amortization of film and television costs	25	574
Share-based compensation	82	84
Noncash interest expense (income), net	35	40
Equity in net (income) losses of investees, net	32	37
Net (gain) loss on investment activity and other	(67)	13
Deferred income taxes	-	130
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in receivables, net	143	725
Change in film and television costs	(38)	(856)
Change in accounts payable and accrued expenses related to trade creditors	(71)	(131)
Change in other operating assets and liabilities	253	(29)

Net cash provided by operating activities	2,903	3,468

INVESTING ACTIVITIES
Capital expenditures	(925)	(1,106)
Cash paid for intangible assets	(117)	(123)
Acquisitions, net of cash acquired	(172)	(5,658)
Proceeds from sales of investments	1	18
Purchases of investments	(24)	(16)
Other	(19)	(2)

Net cash provided by (used in) investing activities	(1,256)	(6,887)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	-	1,677
Proceeds from borrowings	2,408	-
Repurchases and repayments of debt	(612)	(1,759)
Repurchases of common stock	(300)	(525)
Dividends paid	(268)	(261)
Distributions to noncontrolling interests	(18)	(46)
Other	(45)	171

Net cash provided by (used in) financing activities	1,165	(743)

Increase (decrease) in cash and cash equivalents	2,812	(4,162)

Cash and cash equivalents, beginning of period	671	5,984

Cash and cash equivalents, end of period	$3,483	$1,822

TABLE 4 Supplemental Information Alternate Presentation of Net Cash Provided by Operating Activities (Unaudited)

(in millions)	Three Months Ended March 31,
	2010	2011

Operating income	$1,935	$2,224
Depreciation and amortization	1,630	1,842

Operating income before depreciation and amortization	3,565	4,066
Noncash share-based compensation expense	82	84
Changes in operating assets and liabilities	(107)	7

Cash basis operating income	3,540	4,157
Payments of interest	(615)	(657)
Payments of income taxes	(46)	(74)
Proceeds from interest, dividends and other nonoperating items	24	42

Net Cash Provided by Operating Activities	$2,903	$3,468

Capital expenditures	(925)	(1,106)
Cash paid for capitalized software and other intangible assets	(117)	(123)
Distributions to other non-controlling interests	-	(46)
Nonoperating items	26	28

Free cash flow (including Economic stimulus packages)	$1,887	$2,221
Economic stimulus packages	-	-

Total Consolidated Free Cash Flow	$1,887	$2,221

Reconciliation of Operating Cash Flow Excluding NBCUniversal Transaction and Related Costs (Unaudited)

	Three Months Ended March 31,
(in millions)	2010	2011	Growth %	Margin %
Operating Cash Flow	$3,565	$4,066	14.1%	33.5%

Comcast Costs Related to the NBCUniversal Transaction(1)	14	63
NBCUniversal Transaction-Related Costs(2)	-	44

Total Transaction and Related Costs	14	107

Operating Cash Flow excluding NBCUniversal Transaction costs and Transaction-Related Costs	$3,579	$4,173	16.6%	34.4%

(1)	Comcast costs related to the NBCUniversal transaction include incremental direct expenses related to legal, accounting and valuation services and investment banking fees.

(2)	Includes two months of NBCUniversal transaction-related costs associated with severance and other related compensation charges.

Reconciliation of EPS Excluding NBCUniversal Transaction and Related Costs (Unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2010		2011
	$	EPS (1)	$	EPS (1)

Net Income attributable to Comcast Corporation	$866	$0.31	$943	$0.34
Growth %			9.0%	9.7%

Comcast Costs Related to the NBCUniversal Transaction, net of tax (2)	17	0.00	51	0.02
NBCUniversal Transaction-Related Costs, net of tax(3)	-	0.00	14	0.00

Net Income attributable to Comcast Corporation

(excluding NBCUniversal Transaction and Related Costs)	$883	$0.31	$1,008	$0.36

Growth %			14.1%	16.1%

(1)	Based on diluted weighted-average number of common shares for the respective periods as presented in Table 1.

(2)

2010 Net Income attributable to Comcast Corporation includes $14 million of operating costs and expenses, $2 million of interest expense and $13 million of other expense ($29 million in total, $17 million net of tax) related to the NBCUniversal Transaction. 2011 Net Income attributable to Comcast Corporation includes $63 million of operating costs and expenses and $16 million of other expense ($80 million in total, $51 million net of tax) related to the NBCUniversal Transaction.

(3)	2011 Net Income attributable to Comcast Corporation includes $44 million in Transaction-Related costs, $14 million net of tax and non-controlling interest portion.

Note: Minor differences may exist due to rounding.

TABLE 5 Reconciliation of GAAP to Pro Forma(1) Financial Data (Unaudited)

	GAAP				NBCUniversal		Corporate, Other and Eliminations		Total
(in millions)	Cable Communications	Total NBCU	Corporate, Other and Eliminations	Total	Pro Forma Adjustments (1)	Pro Forma NBCU	Pro Forma Adjustments (1)	Pro Forma Corporate, Other and Eliminations	Pro Forma Adjustments (1)	Total Pro Forma
Three Months Ended March 31, 2010
Revenue	$8,583	$638	($ 19)	$9,202	$4,278	$4,916	($172)	($191)	$4,106	$13,308
Operating costs and expenses	5,103	450	84	5,637	3,993	4,443	(186)	(102)	3,807	9,444

Operating cash flow	$3,480	$188	($103)	$3,565	$ 285	$473	$ 14	($ 89)	$ 299	$3,864

Three Months Ended March 31, 2011
Revenue	$9,084	$3,143	($ 99)	$12,128	$1,205	$4,348	($ 44)	($143)	$1,161	$13,289
Operating costs and expenses	5,335	2,685	42	8,062	1,167	3,852	(107)	(65)	1,060	9,122

Operating cash flow	$3,749	$458	($141)	$4,066	$ 38	$496	$ 63	($ 78)	$ 101	$4,167

(1)

Pro Forma information is presented as if the NBCUniversal transaction occurred January 1, 2010. This information is based on historical results of operations, adjusted for the effects of acquisition accounting and eliminating the costs and expenses directly related to the transaction, and is not necessarily indicative of what the results would have been had we operated the businesses since January 1, 2010. Pro forma adjustments have been made for the purpose of providing pro forma financial information based on current estimates and currently available information, and are subject to revision based on final determinations of fair value and the final allocation of purchase price to the assets and liabilities of the businesses acquired.

Reconciliation of GAAP to Pro Forma(1) NBCUniversal Segment Financial Data (Unaudited)

	2010			2011
							Pro Forma Combined
	Actual(2)	Pro Forma(3)	Pro Forma Combined(4)	Actual(2)	Pro Forma(3)	Pro Forma Combined(4)	Increase/(Decrease)
	Comcast Content Business	NBCUniversal Businesses	Three Months Ended March 31	Three Months Ended March 31	For the Period January 1 to January 28	Three Months Ended March 31	$	%
Revenue
Cable Networks	$638	$1,145	$1,783	$1,632	$388	$2,020	$237	13.3%
Broadcast Television	-	2,078	2,078	888	464	1,352	(726)	(34.9%)
Filmed Entertainment	-	1,061	1,061	622	353	975	(86)	(8.2%)
Theme Parks	-	82	82	68	27	95	13	16.1%
Headquarters, other and eliminations	-	(88)	(88)	(67)	(27)	(94)	(6)	(5.4%)
Total Revenue	$638	$4,278	$4,916	$3,143	$1,205	$4,348	($568)	(11.5%)

Operating Cash Flow
Cable Networks	$188	$574	$762	$665	$152	$817	$55	7.2%
Broadcast Television	-	(182)	(182)	35	(15)	20	202	NM
Filmed Entertainment	-	(12)	(12)	(143)	(3)	(146)	(134)	NM
Theme Parks	-	(5)	(5)	33	8	41	46	NM
Headquarters, other and eliminations	-	(90)	(90)	(132)	(104)	(236)	(146)	NM
Total Operating Cash Flow	$188	$285	$473	$458	$38	$496	$23	4.9%

(1)

Pro Forma information is presented as if the NBCUniversal transaction occurred January 1, 2010. This information is based on historical results of operations, adjusted for the effects of acquisition accounting and eliminating the costs and expenses directly related to the transaction, and is not necessarily indicative of what the results would have been had we operated the businesses since January 1, 2010. Pro forma adjustments have been made for the purpose of providing pro forma financial information based on current estimates and currently available information, and are subject to revision based on final determinations of fair value and the final allocation of purchase price to the assets and liabilities of the businesses acquired.

(2)

Actual amounts include the results of operations for the Comcast Content Business, which represents our national programming and regional sports and news networks and Internet assets that were contributed to NBCUniversal, for the three months ended March 31, 2011 and 2010 and the results of operations for the NBCUniversal acquired businesses for the period January 29 through March 31, 2011.

(3)

Pro forma amounts include the results of operations for the NBCUniversal acquired businesses from January 1, 2011 through January 28, 2011 and for the three months ended March 31, 2010. These amounts also include pro forma adjustments as if the NBCUniversal transaction occurred on January 1, 2010 including the effects of acquisition accounting and eliminating operating costs and expenses directly related to the transaction, but do not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. Pro forma amounts are not necessarily indicative of what the results would have been had we operated the businesses since January 1, 2010.

(4)

Pro forma combined amounts represent our results of operations as if the NBCUniversal transaction occurred on January 1, 2010 but are not necessarily indicative of what the results would have been had we operated the business since January 1, 2010.

TABLE 6 Reconciliation of Pro Forma Revenue and Operating Cash Flow Excluding 2010 Olympics and NBCUniversal Transaction-Related Costs (Unaudited)

	Three Months Ended March 31,
(in millions)	2010	2011	Growth %
Revenue	$13,308	$13,289	(0.1%)

2010 Olympics	(782)	-

Revenue excluding 2010 Olympics	$12,526	$13,289	6.1%

	2010	2011	Growth %

Operating Cash Flow	$3,864	$4,167	7.8%

2010 Olympics	223	-
NBCUniversal Transaction-Related Costs(1)	-	92

Operating Cash Flow excluding 2010 Olympics and NBCUniversal Transaction-Related Costs	$4,087	$4,259	4.2%

(1)	NBCUniversal transaction-related costs are associated with severance and other related compensation charges, $44 million of which was incurred after the close of the transaction.

Reconciliation of Pro Forma NBCUniversal Revenue Excluding 2010 Olympics (Unaudited)

	Three Months Ended March 31,
(in millions)	2010	2011	Growth %
Revenue	$4,916	$4,348	(11.5%)

2010 Olympics	(782)	-

Revenue excluding 2010 Olympics	$4,134	$4,348	5.2%

Reconciliation of Pro Forma Broadcast Television Revenue and Operating Cash Flow Excluding 2010 Olympics (Unaudited)

	Three Months Ended March 31,
(in millions)	2010	2011	Growth %
Revenue	$2,078	$1,352	(34.9%)

2010 Olympics	(782)	-

Revenue excluding 2010 Olympics	$1,296	$1,352	4.3%

	2010	2011

Operating Cash Flow	($182)	$20

2010 Olympics	223	-

Operating Cash Flow excluding 2010 Olympics	$41	$20

Note:	Minor differences may exist due to rounding.